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                                                                     Exhibit 5.1


                           WILMER, CUTLER & PICKERING
                               2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                             Telephone: 202-663-6000
                             Facsimile: 202-663-6363


                                 April 30, 1997



Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

                  Re:      Metrocall, Inc. Registration Statement on Form S-4

Dear Ladies and Gentlemen:

                  We have acted as counsel to Metrocall, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement (the "Registration Statement") on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Common Stock"), and other securities to be issued in the proposed acquisition (the "Acquisition") by the Company of the assets of Page America Group, Inc., a New York corporation, and its wholly-owned subsidiaries ("Page America"). The Acquisition is to be effected pursuant to an Amended and Restated Asset Purchase Agreement dated as of January 30, 1997, as amended (the "Acquisition Agreement"), between the Company and Page America.

                  Pursuant to the Acquisition Agreement, the Company will acquire substantially all of the assets and certain of the liabilities of Page American in consideration for (A) $25 million in cash, minus certain payables from Page America to Metrocall, (B) 1,500 shares of Series B Junior Convertible Preferred Stock of the Company (the "Series B Preferred Stock") having a stated value of $15 million, (C) 762,960 shares of Common Stock, and (D) shares of Common Stock or other equity securities (the "Common Stock Equivalent Convertible Preferred Stock") having a value equal to $15 million, subject to adjustment based on changes in the Page America's September 30, 1996 Working Capital Deficit (as defined in the Registration Statement) and decreases in service revenue. Under the Acquisition Agreement, the Company will retain the option to substitute cash at closing for all or a portion of the equity securities that are part of the consideration.
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Metrocall, Inc.
April 30, 1997
Page 2


                  For the purposes of this opinion, we have examined copies of the following documents:

                  1. The Registration Statement;

                  2. The Acquisition Agreement;

                  3. The Amended and Restated Certificate of Incorporation of the Company;

                  4. Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and Other Rights of the Series B Preferred Stock;

                  5. Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and Other Rights of the Common Stock Equivalent Convertible Preferred Stock (the "Common Stock Equivalent Certificate of Designation");

                  6. The Bylaws of the Company; and

                  7. The Resolutions of the Board of Directors of the Company dated January 17, 1997.

                  In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

                  We are members of the Bar of the District of Columbia and do not hold ourselves out as being experts in the law of any state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

                  Based upon, subject to, and limited by the foregoing, we are of the opinion that:

                  1. The shares of Common Stock to be issued in the Acquisition pursuant to the Acquisition Agreement have been lawfully and duly authorized and such shares of Common Stock, when issued and delivered in accordance with the terms of the Acquisition Agreement, will be validly issued, fully paid and nonassessable.

                  2. The shares of Series B Preferred Stock to be issued in the Acquisition pursuant to the Acquisition Agreement have been lawfully and duly authorized and such shares of Series B Preferred Stock, when issued and delivered in accordance with the terms of the Acquisition Agreement, will be validly issued, fully paid and nonassessable.
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Metrocall, Inc.
April 30, 1997
Page 3

                  3. If shares of Common Stock Equivalent Convertible Preferred Stock are issued in the Acquisition pursuant to the Acquisition Agreement, such shares of Common Stock Equivalent Convertible Preferred Stock will have been lawfully and duly authorized and such shares, when issued and delivered in accordance with the terms of the Acquisition Agreement, will be validly issued, fully paid and nonassessable.

                  4. Subject to the approval by the stockholders of the Company of an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock and of the provisions of the Common Stock Equivalent Certificate of Designation providing for convertibility into Common Stock, the Company has the legal authority to issue the shares of Common Stock and Series B Preferred Stock that may be issued upon conversion of the Common Stock Equivalent Convertible Preferred Stock and such shares, when issued and delivered, will, assuming due authorization prior to such issuance, be validly issued, fully paid and nonassessable.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on May 1, 1997, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                        Sincerely,

                                        WILMER, CUTLER & PICKERING


                                        By: /s/Thomas W. White
                                           ------------------------------------
                                            Thomas W. White, a partner